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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 22, 2006, with respect to the combined financial statements of the Textile Effects Business of Ciba Specialty Chemicals Holding Inc. as of December 31, 2005, 2004 and 2003 and for the three years in the period ended December 31, 2005 included in the Registration Statement on Form S-4 and related prospectus of Huntsman International LLC for the registration of the exchange offer for $ 347,000,000 7.875% Senior Subordinated Notes due 2014, $ 175,000,000 7.375% Senior Subordinated Notes due 2015 and € 135,000,000 7.5% Senior Subordinated Notes due 2015.

Ernst & Young Ltd

/s/ CHERRIE CHIOMENTO Cherrie Chiomento	/s/ MARTIN MATTES Martin Mattes

Zurich, Switzerland

April 13, 2007

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CONSENT OF INDEPENDENT AUDITORS